Exhibit 99.1

NEWS RELEASE For immediate release
Laura Clark
904 598 7831
LauraClark@RegencyCenters.com

Regency Centers Announces Amended and Restated $1.25 Billion Unsecured Revolving Credit Facility

JACKSONVILLE, Fla. (March 26, 2018) – Regency Centers Corporation (“Regency” or the “Company”) announced today the closing of its amended and restated unsecured revolving credit facility (the “Facility”). The amendment and restatement increases the size of the Facility to $1.25 billion from $1.0 billion and extends the maturity date to March 23, 2022, with options to extend maturity for two additional six-month periods. Borrowings will bear interest at an annual rate of LIBOR plus 87.5 basis points, subject to the Company’s credit ratings, compared to a rate of 92.5 basis points under its previous facility. An annual facility fee of 15 basis points, subject to the Company’s credit ratings, applies to the entire $1.25 billion Facility.

The Facility is held by 13 U.S. and International banks. The syndication is led by Wells Fargo Securities, LLC and PNC Capital Markets, LLC as Joint Bookrunners and Lead Arrangers. Wells Fargo Bank, National Association acts as Administrative Agent for the Facility and PNC Bank, National Association acts as Syndication Agent. U.S. Bank National Association, Suntrust Robinson Humphrey, Inc. and Regions Capital Markets, a division of Regions Bank, acts as Joint Lead Arrangers and Documentation Agents. Bank of America, N.A., JPMorgan Chase Bank, N.A., and Mizuho Bank, Ltd. are Co-Documentation Agents. BMO Harris Bank, N.A., Branch Banking and Trust Company, Sumitomo Mitsui Banking Corporation and TD Bank, N.A., acts as Senior Managing Agents. Comerica Bank also participates in the Facility.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.